C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Robert Houghton, VP of Corporate Finance Email: robert.houghton@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2020 First Quarter Results
MINNEAPOLIS, MN, April 28, 2020 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended March 31, 2020.
First Quarter Key Metrics:
•Total revenues increased 1.4 percent to $3.8 billion
•Net revenues decreased 16.3 percent to $568.0 million
•Income from operations decreased 51.3 percent to $109.4 million
•Operating margin decreased 1,380 basis points to 19.3 percent
•Diluted earnings per share (EPS) decreased 50.9 percent to $0.57
•Cash flow from operations decreased 77.2 percent to $58.5 million

“Since the beginning of the COVID-19 pandemic, C.H. Robinson has focused on three key pillars as guideposts for our decision making: ensuring the health and safety of our employees, providing supply chain continuity for our customers and carriers, and protecting the economic security of our people to the greatest extent possible,” said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson.
Biesterfeld continued, “We continue to have a strong balance sheet and exited the first quarter with over $1.2 billion of liquidity. We remain committed to maintaining our quarterly dividend, and we believe we are well positioned to weather the economic uncertainty in the months ahead.”

First Quarter Results Summary
•Total revenues increased 1.4 percent to $3.8 billion, driven primarily by higher volume in truckload and less than truckload (“LTL”), mostly offset by lower pricing in truckload.
•Net revenues decreased 16.3 percent to $568.0 million, primarily driven by lower margin in truckload services.
•Operating expenses increased 0.9 percent to $458.5 million. Personnel expenses decreased 2.9 percent to $330.2 million, driven primarily by declines in performance-based compensation. Average headcount increased 0.4 percent, with acquisitions contributing approximately 2.0 percentage points of growth. Selling, general and administrative (“SG&A”) expenses increased 12.4 percent to $128.3 million. The largest contributors to the higher SG&A expense increase were increased technology spending and purchased services related to accelerating our growth and cost savings initiatives.
•Income from operations totaled $109.4 million, down 51.3 percent from last year due to declining net revenues and increased SG&A expenses. Operating margin of 19.3 percent declined 1,380 basis points.
•Interest and other expenses totaled $15.2 million, which primarily consists of interest expense. Interest expense decreased by $1.1 million versus last year. The first quarter also included a $2.9 million unfavorable impact from currency revaluation.
•The effective tax rate in the quarter was 17.1 percent compared to 22.0 percent last year. The lower effective tax rate was due primarily to the tax benefit related to stock-based compensation.
•Net income totaled $78.1 million, down 51.7 percent from a year ago. Diluted EPS of $0.57 decreased 50.9 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2020	2019	% change
Total revenues	$2,823,745	$2,796,784	1.0%
Net revenues	372,778	486,550	(23.4)%
Income from operations	98,526	211,283	(53.4)%

First quarter total revenues for C.H. Robinson's NAST segment totaled $2.8 billion, an increase of 1.0 percent over the prior year, primarily driven by increased truckload and LTL volumes. NAST net revenues decreased 23.4 percent in the quarter to $372.8 million, with the March 2020 acquisition of Prime Distribution Services (“Prime”) contributing 1.0 percentage point of net revenue growth in the quarter. Net revenues in truckload decreased 32.1 percent, less than truckload net revenues decreased 2.3 percent, and intermodal net revenues increased 22.4 percent versus the year-ago period. Excluding the impact of the change in fuel prices, average North America truckload rate per mile charged to customers decreased approximately 8.5 percent in the quarter, while truckload transportation cost per mile decreased approximately 2.5 percent. Truckload volume increased 7.5 percent in the quarter, and LTL volumes grew 7.5 percent, both representing market share gains in the quarter. Intermodal volumes grew 8 percent versus the prior year. Operating expenses decreased 0.4 percent due to decreased personnel expenses, mostly offset by increased SG&A expenses. Income from operations decreased 53.4 percent to $98.5 million, and operating margin declined 1,700 basis points to 26.4 percent. NAST average headcount was down 5.2 percent in the quarter, with Prime contributing 2.0 percentage points of growth.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2020	2019	% change
Total revenues	$530,384	$537,567	(1.3)%
Net revenues	128,314	127,236	0.8%
Income from operations	11,959	14,203	(15.8)%

First quarter total revenues for the Global Forwarding segment decreased 1.3 percent to $530.4 million, primarily driven by lower volumes in ocean and air. Net revenues increased 0.8 percent in the quarter to $128.3 million, with the 2019 acquisition of The Space Cargo Group (“Space Cargo”) contributing 2 percentage points of net revenue growth. Ocean net revenues decreased 2.3 percent driven primarily by a 3.0 percent decline in volumes. Net revenues in air increased 2.8 percent driven by higher pricing, partially offset by an 8.0 percent decline in shipments. Customs net revenues decreased 3.1 percent, primarily driven by a 2.5 percent reduction in transaction volume. Operating expenses increased 2.9 percent, primarily driven by increased SG&A expenses. First quarter average headcount increased 2.5 percent, with Space Cargo contributing 2.0 percentage points to the growth. Income from operations decreased 15.8 percent to $12.0 million, and operating margin declined 190 basis points to 9.3 percent in the quarter.

All Other and Corporate Results

Total revenues and net revenues for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended March 31,
	2020	2019	% change
Total revenues	$450,879	$416,859	8.2%
Net revenues:
Robinson Fresh	27,458	28,658	(4.2)%
Managed Services	22,527	20,312	10.9%
Other Surface Transportation	16,876	16,044	5.2%

First quarter Robinson Fresh net revenues decreased 4.2 percent to $27.5 million, primarily due to a 2.5 percent decrease in case volume and a decline in margin. Managed Services net revenues increased 10.9 percent in the quarter. Other Surface Transportation net revenues increased 5.2 percent to $16.9 million, with the 2019 acquisition of Dema Service contributing 8.5 percentage points of net revenue growth. Europe truckload volume was up 13 percent in the quarter.

Other Income Statement Items
The first quarter effective tax rate was 17.1 percent, down from 22.0 percent last year. The lower effective tax rate was due primarily to the tax benefit related to stock-based compensation. We expect our 2020 full-year effective tax rate to be on the lower end of the 22 to 24 percent range that we provided in late January.
Interest and other expenses totaled $15.2 million, which primarily consists of interest expense. Interest expense decreased by $1.1 million versus last year driven by a lower average debt balance. The first quarter also included a $2.9 million unfavorable impact from currency revaluation.
Diluted weighted average shares outstanding in the quarter were down 2.1 percent due primarily to share repurchases.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $58.5 million in the first quarter, down 77.2 percent versus the prior year, due to unfavorable changes in working capital and decreased earnings.
In the first quarter, $152.2 million was returned to shareholders, with $69.9 million in cash dividends and $82.4 million in share repurchases.
Capital expenditures totaled $14.7 million in the quarter. We continue to expect full-year 2020 capital expenditures to be between $60 and $70 million, with the majority dedicated to technology.

Outlook
“While the situation remains fluid, one thing is certain: we are committed to our vital role in the global supply chain by delivering critical and essential goods and services – especially in this time of crisis. We will continue to make measured and thoughtful decisions that are in the best interest of our employees, customers, contract carriers, our company and the communities where we live and work while remaining true to the values and pillars that guide all of our business decisions,” Biesterfeld stated.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With nearly $20 billion in freight under management and 18 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 119,000 customers and 78,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide First Quarter 2020 Earnings Conference Call
Wednesday, April 29, 2020; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended March 31,
	2020	2019	% change
Total revenues	$3,805,008	$3,751,210	1.4%
Net revenues:
Transportation
Truckload	$264,926	$377,993	(29.9)%
LTL	113,909	116,229	(2.0)%
Intermodal	7,553	6,076	24.3%
Ocean	69,902	71,533	(2.3)%
Air	28,338	27,582	2.7%
Customs	21,193	21,878	(3.1)%
Other logistics services	36,184	30,385	19.1%
Total transportation	542,005	651,676	(16.8)%
Sourcing	25,948	27,124	(4.3)%
Total net revenues	567,953	678,800	(16.3)%

Operating expenses	458,513	454,250	0.9%
Income from operations	109,440	224,550	(51.3)%
Net income	$78,146	$161,788	(51.7)%
Diluted EPS	$0.57	$1.16	(50.9)%

Our total revenues represent the total dollar value of services and goods we sell to our customers. Net revenues are a non-GAAP financial measure calculated as total revenues less the cost of purchased transportation and related services and the cost of purchased products sourced for resale. We believe net revenues are a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider net revenues to be our primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our net revenues. The reconciliation of total revenues to net revenues is presented below (in thousands):

	Three Months Ended March 31,
	2020	2019
Revenues:
Transportation	$3,542,118	$3,504,932
Sourcing	262,890	246,278
Total revenues	3,805,008	3,751,210
Costs and expenses:
Purchased transportation and related services	3,000,113	2,853,256
Purchased products sourced for resale	236,942	219,154
Total costs and expenses	3,237,055	3,072,410
Net revenues	$567,953	$678,800

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,

	2020	2019

Revenues:
Transportation	$3,542,118	$3,504,932
Sourcing	262,890	246,278
Total revenues	3,805,008	3,751,210
Costs and expenses:
Purchased transportation and related services	3,000,113	2,853,256
Purchased products sourced for resale	236,942	219,154
Personnel expenses	330,220	340,098
Other selling, general, and administrative expenses	128,293	114,152
Total costs and expenses	3,695,568	3,526,660
Income from operations	109,440	224,550
Interest and other expense	(15,228)	(17,140)
Income before provision for income taxes	94,212	207,410
Provision for income taxes	16,066	45,622
Net income	$78,146	$161,788

Net income per share (basic)	$0.58	$1.17
Net income per share (diluted)	$0.57	$1.16

Weighted average shares outstanding (basic)	135,474	137,854
Weighted average shares outstanding (diluted)	135,969	138,955

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2020
Total revenues	$2,823,745	$530,384	$450,879	$3,805,008
Net revenues	372,778	128,314	66,861	567,953
Income (loss) from operations	98,526	11,959	(1,045)	109,440
Depreciation and amortization	5,254	9,149	9,990	24,393
Total assets (1)	2,942,719	934,625	970,976	4,848,320
Average headcount	7,038	4,824	3,588	15,450

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2019
Total revenues	$2,796,784	$537,567	$416,859	$3,751,210
Net revenues	486,550	127,236	65,014	678,800
Income (loss) from operations	211,283	14,203	(936)	224,550
Depreciation and amortization	6,259	8,926	9,375	24,560
Total assets (1)	2,693,668	1,001,881	1,001,895	4,697,444
Average headcount	7,424	4,707	3,250	15,381

____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$294,572	$447,858
Receivables, net of allowance for credit loss	2,092,613	1,974,381
Contract assets, net of allowance for credit loss	123,558	132,874
Prepaid expenses and other	95,896	85,005
Total current assets	2,606,639	2,640,118

Property and equipment, net	211,799	208,423
Right-of-use lease assets	345,908	310,860
Intangible and other assets	1,683,974	1,481,659
Total assets	$4,848,320	$4,641,060

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,150,554	$1,062,835
Accrued expenses:
Compensation	88,528	112,784
Transportation expense	93,900	101,194
Income taxes	14,473	12,354
Other accrued liabilities	65,930	62,706
Current lease liabilities	70,423	61,280
Current portion of debt	320,917	142,885
Total current liabilities	1,804,725	1,556,038

Long-term debt	1,092,660	1,092,448
Noncurrent lease liabilities	286,210	259,444
Noncurrent income taxes payable	21,576	22,354
Deferred tax liabilities	55,766	39,776
Other long-term liabilities	265	270
Total liabilities	3,261,202	2,970,330

Total stockholders’ investment	1,587,118	1,670,730
Total liabilities and stockholders’ investment	$4,848,320	$4,641,060

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Three Months Ended March 31,
	2020	2019
Operating activities:
Net income	$78,146	$161,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,393	24,560
Provision for credit losses	5,675	1,774
Stock-based compensation	11,397	17,123
Deferred income taxes	1,622	(364)
Excess tax benefit on stock-based compensation	(3,737)	(4,458)
Other operating activities	788	576
Changes in operating elements, net of acquisitions:
Receivables	(133,142)	117,720
Contract assets	8,713	(5,921)
Prepaid expenses and other	(11,038)	(6,367)
Accounts payable and outstanding checks	98,946	(10,742)
Accrued compensation	(23,879)	(87,259)
Accrued transportation expenses	(7,294)	7,331
Accrued income taxes	5,196	39,078
Other accrued liabilities	1,829	1,801
Other assets and liabilities	884	291
Net cash provided by operating activities	58,499	256,931

Investing activities:
Purchases of property and equipment	(7,841)	(8,619)
Purchases and development of software	(6,862)	(5,246)
Acquisitions, net of cash acquired	(223,617)	(44,143)
Other investing activities	—	8
Net cash used for investing activities	(238,320)	(58,000)

Financing activities:
Proceeds from stock issued for employee benefit plans	11,269	19,615
Net repurchases of common stock	(82,358)	(79,666)
Cash dividends	(69,871)	(69,742)
Proceeds from short-term borrowings	765,600	14,000
Payments on short-term borrowings	(587,600)	(19,000)
Net cash used for financing activities	37,040	(134,793)
Effect of exchange rates on cash	(10,505)	2,720

Net change in cash and cash equivalents	(153,286)	66,858
Cash and cash equivalents, beginning of period	447,858	378,615
Cash and cash equivalents, end of period	$294,572	$445,473

	As of March 31,
Operational Data:	2020	2019
Employees	15,474	15,514

Source: C.H. Robinson
CHRW-IR